    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2002
                                                  REGISTRATION NO. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              W. P. CAREY & CO. LLC
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
         (State or Other Jurisdiction of Incorporation or Organization)

                                   13-3912578
                      (I.R.S. Employer Identification No.)

                 50 Rockefeller Plaza, New York, New York 10020
                                 (212) 492-1100

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                  Susan C. Hyde
                                    Secretary
                              W. P. CAREY & CO. LLC
                              50 Rockefeller Plaza
                            New York, New York 10020
                                 (212) 492-1100

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                    Copy to:
                            Michael B. Pollack, Esq.
                                 Reed Smith LLP
                      One Liberty Place, 1650 Market Street
                        Philadelphia, Pennsylvania 19103
                                 (215) 851-8100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                       PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
TITLE OF SECURITIES TO BE        AMOUNT TO BE          AGGREGATE PRICE     AGGREGATE OFFERING    REGISTRATION FEE
REGISTERED                       REGISTERED (1)(2)     PER UNIT (2)        PRICE(2)(3)           (2)(3)
------------------------         -----------------     ------------        -----------           ----------------
Listed Shares
Future Shares (4)
Warrants
                                 =================                        =================      ================
Total                            $100,000,000                             $100,000,000           $9,200.00
                                 =================                        =================      ================

(1) United States Dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

(2) Pursuant to General Instruction II.D. of Form S-3 the table lists each of the classes of securities being registered and the aggregate proceeds to be raised, but does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit, and proposed maximum aggregate offering price.


(3) The proposed maximum aggregate offering price and the registration fee calculated therefrom has been estimated and calculated in accordance with Rule 457(o) under the Securities Act.

(4) If any debt securities or preferred stock are issued at an original issue discount then the amount registered shall include the principal or liquidation amount of such securities measured, however, by the initial offering price thereof.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion. Dated January 31, 2002.

                                  $100,000,000

  [WPC LOGO]                  W. P. CAREY & CO. LLC

                                  Listed Shares
                                  Future Shares
                                    Warrants

                                ----------------

         W. P. Carey & Co. LLC from time to time may offer to sell its Listed Shares, Future Shares and Warrants. The total amount of these securities will have an initial aggregate offering price of up to $100,000,000, or the equivalent amount in other currencies, currency units or composite currencies, although we may increase this amount in the future.

         We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

         This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. The prospectus supplement may also contain information about any material United States federal income tax considerations relating to the securities covered by the prospectus supplement.

         Our common stock is listed on the New York Stock Exchange under the symbol "WPC". The last reported sale price of the common stock on January 29, 2002 was $22.94 per share.


         See "Risk Factors" beginning on page 2 to read about factors you should Consider BEFORE BUYING THESE SECURITIES.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this prospectus is , 2002.

                                  RISK FACTORS

         Our future results may be affected by certain risks and uncertainties including the following:

Single tenant leases increase our exposure in the event of a failure of tenant.

         We focus our acquisition activities on net leased real properties or interests therein. Due to the fact that our net leased real properties are leased to single tenants, the financial failure of or other default by a tenant resulting in the termination of a lease is likely to cause a reduction in our operating cash flow and might decrease the value of the property leased to such tenant.

We depend on major tenants.

         Revenues from several of our tenants and/or their guarantors constitute a significant percentage of our consolidated rental revenues. Our five largest tenants/guarantors, which occupy 9 properties, represent 21% of annualized revenues. The default, financial distress or bankruptcy of any of the tenants of these properties could cause interruptions in the receipt of lease revenues from these tenants and/or result in vacancies in the respective properties, which would reduce our revenues until the affected property is re-let, and could decrease the ultimate sale value of each such property.

We can borrow a significant amount of funds.

         We have incurred, and may continue to incur, indebtedness (secured and unsecured) in furtherance of our activities. Neither our operating agreement nor any policy statement formally adopted by our board of directors limits either the total amount of indebtedness or the specified percentage of indebtedness (based upon our total market capitalization) which may be incurred. Accordingly, we could become more highly leveraged, resulting in increased risk of default on our obligations and in an increase in debt service requirements which could adversely affect our financial condition and results of operations and our ability to pay distributions. Our current unsecured revolving credit facility with Chase Manhattan Bank, as agent, contains various covenants which limit the amount of secured and unsecured indebtedness we may incur.

We may not be able to refinance balloon payments on our mortgage debts.

         A significant number of our properties are subject to mortgages with balloon payments. Scheduled balloon payments, including our pro rata share of mortgages on equity investments, for the next five years are as follows:

                             2002 - $0 million;
                             2003 - $4.0 million;
                             2004 - $19.4 million
                             2005 - $0 million; and
                             2006 - $27.3 million.

Our credit facility has been extended through March 2004. As of December 31, 2001, we had $95 million drawn from the line of credit. Our ability to make such balloon payments will depend upon our ability either to refinance the obligation when due, invest additional equity in the property or to sell the related property. Our ability to accomplish these goals will be affected by various factors existing at the relevant time, such as the state of the national and regional economies, local real estate conditions, available mortgage rates, our equity in the mortgaged properties, our financial condition, the operating history of the mortgaged properties and tax laws.

We may be unable to renew leases or re-let vacated spaces.

         We will be subject to the risks that, upon expiration of leases, the premises may not be re-let or the terms of re-letting (including the cost of concessions to tenants) may be less favorable than current lease terms. If we are unable to re-let promptly all or a substantial portion of our properties or if the rental rates upon such re-letting were significantly lower than current rates, our net income and ability to make expected distributions to our shareholders would be adversely affected. There can be no assurance that we will be able to retain tenants in any of our properties upon the expiration of their leases. Our scheduled lease expirations, as a percentage of annualized revenues for the next five years, are as follows:

                                  2002 - 3.5%
                                  2003 - 6.9%
                                  2004 - 4.3%
                                  2005 - 4.4%
                                  2006 - 5.9%

We are subject to possible liabilities relating to environmental matters.

         We own industrial and commercial properties and are subject to the risk of liabilities under federal, state and local environmental laws. Some of these laws could impose the following on WPC:

- Responsibility and liability for the cost of investigation and removal or remediation of hazardous substances released on our property, generally without regard to our knowledge or responsibility of the presence of the contaminants;

- Liability for the costs of investigation and removal or remediation of hazardous substances at disposal facilities for persons who arrange for the disposal or treatment of such substances; and

- Potential liability for common law claims by third parties based on damages and costs of environmental contaminants.

We may be unable to make acquisitions on an advantageous basis.

         A significant element of our business strategy is the enhancement of our portfolio through acquisitions of additional properties. The consummation of any future acquisition will be subject to satisfactory completion of our extensive analysis and due diligence review and to the negotiation of definitive documentation. There can be no assurance that we will be able to identify and acquire additional properties or that we will be able to finance acquisitions in the future. In addition, there can be no assurance that any such acquisition, if consummated, will be profitable for us. If we are unable to consummate the acquisition of additional properties in the future, there can be no assurance that we will be able to increase the cash available for distribution to our shareholders.

We may suffer uninsured losses.

         There are certain types of losses (such as due to wars or some natural disasters) that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of the limits of our insurance occur, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any such loss would adversely affect our financial condition.

Changes in market interest rates could cause our stock price to go down.

         The trading prices of equity securities issued by real estate companies have historically been affected by changes in broader market interest rates, with increases in interest rates resulting in decreases in trading prices, and decreases in interest rates resulting in increases in such trading prices. An increase in market interest rates could therefore adversely affect the trading prices of any equity securities issued by us.

We face intense competition.

         The real estate industry is highly competitive. Our principal competitors include national REITs, many of whom are substantially larger and have substantially greater financial resources than us.

The value of our real estate is subject to fluctuation.

         We are subject to all of the general risks associated with the ownership of real estate. In particular, we face the risk that rental revenue from the properties will be insufficient to cover all corporate operating expenses and debt service payments on indebtedness we incur. Additional real estate ownership risks include:

-        Adverse changes in general or local economic conditions,

-        Changes in supply of or demand for similar or competing properties,

-        Changes in interest rates and operating expenses,

-        Competition for tenants,

-        Changes in market rental rates,

-        Inability to lease properties upon termination of existing leases,

-        Renewal of leases at lower rental rates,

- Inability to collect rents from tenants due to financial hardship, including bankruptcy,

- Changes in tax, real estate, zoning and environmental laws that may have an adverse impact upon the value of real estate,

-        Uninsured property liability, property damage or casualty losses,

- Unexpected expenditures for capital improvements or to bring properties into compliance with applicable federal, state and local laws, and

-        Acts of God and other factors beyond the control of our management.

We depend on key personnel for our future success.

         We depend on the efforts of the executive officers and key employees. The loss of the services of these executive officers and key employees could have a material adverse effect on our operations.

Future sales of our stock by our shareholders may adversely affect the market price of our stock.

         Sales of a substantial number of shares by our shareholders, or the perception that these sales could occur, could adversely affect prevailing market prices for the shares. These sales also might make it more difficult for us to sell equity securities in the future at a time and price it deems appropriate. We issued 9,000,000 shares to the shareholders of Carey Management LLC, our former manager, in connection with the merger of Carey Management and ourselves since June 2000, and we may issue up to an additional 1,000,000 to them upon the satisfaction of performance targets. In addition, our directors and officers own or have the right to acquire up to an additional approximately 3,275,000 shares.

The investment advisory business presents different risks.

         Our recent merger with our former manager exposes us to risks of the real estate management business to which it we have not historically been exposed. These risks include the following:

- More volatility in our earnings may occur because revenue from the real estate management business has been traditionally more volatile than revenue from ownership of real estate subject to triple net leases and


- The growth in revenue from the management business is dependent in large part on future capital raising in existing or future managed entities, which is subject to uncertainty and is subject to capital market and real estate market conditions.


The revenue streams from the investment advisory agreements are subject to limitation or cancellation.

The agreements under which we provide investment advisory services may generally be terminated by each CPA(R) REIT upon 60 days notice, with or without cause.
In addition, the fees payable under each agreement are subject to a variable annual cap based on a formula tied to the assets and income of that CPA(R)
REIT. This cap may limit the growth of the management fees. There can be no assurance that these agreements will not be terminated or that our income will not be limited by the cap on fees payable under the agreements. A cap on the fees could have a material adverse effect on our business, results of operations and financial condition.

                              W. P. CAREY & CO. LLC

         We are a real estate investment company that acquires, owns and manages commercial properties leased to companies nationwide, primarily on a triple net basis. As of December 31, 2001, we owned 184 properties in the United States and 7 properties in Europe totaling more than 20 million square feet, and managed an additional 274 properties. We manage net leased properties on behalf of five real estate investment trusts of which we are the advisor and manager: Corporate Property Associates 10, Inc., Carey Institutional Properties, Incorporated, Corporate Property Associates 12, Inc., Corporate Property Associates 14, Inc. and Corporate Property Associates 15, Inc. On December 14, 2001, Corporate Property Associates 10, Inc. and Carey Institutional Properties entered into a merger agreement whereby the two companies will merge and Carey Institutional Properties will be the surviving entity. The merger must be approved by holders of two-thirds of the outstanding shares of each company. A date for a special meeting of shareholders to approve the merger has not yet been set. If the merger is completed, it will not have an effect on our revenues or earnings.

         Our core strategy is to purchase properties, leased to a variety of companies on a single tenant net lease basis, that are either owned outright or owned by an entity we manage.
These leases generally place the economic burden of ownership on the tenant by requiring them to pay the costs of maintenance, insurance, taxes, structural repairs and other operating expenses. We also generally seek to include in our leases:

- clauses providing for mandated rent increases or periodic rent increases tied to increases in the consumer price index or other indices or, when appropriate, increases tied to the volume of sales at the property;

- covenants restricting the activity of the tenant to reduce the risk of a change in credit quality;

-        indemnification for environmental and other liabilities; and

-        guarantees from parent companies or other entities.

         We were formed as a limited liability company under the laws of Delaware on July 15, 1996. Since January 1, 1998, we have been consolidated with nine Corporate Property Associates limited partnerships and are the General Partner and owner of 100% of the limited partnership interests in each partnership. The former general partners of each partnership have a right to receive a portion of the distributions made by each partnership. As a limited liability company, we are not subject to federal income taxation as long as we satisfy certain requirements relating to our operations.

         On June 28, 2000 following shareholder approval, we acquired the net lease real estate advisory operations of Carey Management LLC and changed our name to W. P. Carey & Co. LLC and our ticker symbol changed from "CDC" to "WPC." As a result of acquiring the operations of Carey Management, we acquired its workforce of approximately 95 employees, assumed the advisory contracts with four affiliated real estate investment trusts ("REITs") and terminated the management contract between us and Carey Management. As a result of this transaction, we have diversified our revenue sources and entered into a new business segment.

We are now a fully integrated company that will continue and expand the nationwide real estate investment business.

         Our principal executive offices are located at 50 Rockefeller Center, New York, New York 10020. Our telephone number at that location is (212) 492-1100. We also have offices in London, England and Paris, France. Our Internet address is www.wpcarey.com. The information contained on our web site is not incorporated by reference in this prospectus and shall not be considered a part of this prospectus.

                           FORWARD-LOOKING STATEMENTS
         The statements contained in this prospectus and any prospectus supplement that are not historical facts are "forward-looking statements," as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These forward-looking statements involve risks and uncertainties including, but not limited to, the following:


- the risk that since our net leased real properties are leased to single tenants, the financial failure of or other default by a tenant resulting in the termination of a lease is likely to cause a reduction in our operating cash flow and might decrease the related property value;

- the risk that revenues from several of our tenants and/or their guarantors constitute a significant percentage of our consolidated rental revenues;

- the risk that we have incurred, and may continue to incur, indebtedness (secured and unsecured) in furtherance of our activities and that we are not limited in the amount of money that we can borrow;

- the risk that we may not be able to refinance balloon payments on our mortgage debts;

- the risk that we may be unable to renew leases or re-let vacated spaces; and


- the risk that our recent merger with our former manager exposes us to risks of the real estate management business to which it we have not historically been exposed.



         Investors are also directed to other risks discussed beginning on page 2 of this prospectus and in documents filed by us with the Securities and Exchange Commission.

         These statements are only estimates or predictions and cannot be relied upon. We can give no assurance that future results will be achieved. Actual events or results may differ materially as a result of risks facing us or actual results differing from the assumptions underlying such statements. These risks and assumptions could cause actual results to vary materially from future results indicated, expressed or implied in the forward-looking statements included in the prospectus.

         All forward-looking statements made in this prospectus and any prospectus supplement that are attributable to us or persons acting on behalf of us are expressly qualified in their entirety by the factors listed above in the section captioned "Risk Factors" and other cautionary statements included in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.

    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         The following table sets forth our historical ratio of earnings to combined fixed charges and preferred stock dividends. The ratio is computed as pre-tax income from continuing operations before minority interest and extraordinary items, adjusted for income and distributions from equity investments, plus fixed charges (interest, interest component of rental expense and interest capitalized during the period) and amortization of capitalized interest, less interest capitalized during the period, the sum of which is divided by fixed charges.

                                                   Nine Months Ended
                                                    September 30,                       Years Ended December 31,
                                                    -------------                       ------------------------

                                                         2001              2000      1999       1998      1997       1996
                                                         ----              ----      ----       ----      ----       ----
Ratio of earnings to combined fixed
charges and preferred stock dividends...............
                                                         3.44x            2.27x     2.46x      3.20x     3.12x      3.03x


                                 USE OF PROCEEDS

         We will use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, the financing of possible acquisitions and investments or stock repurchases.

                        DESCRIPTION OF CAPITAL SECURITIES


         The following description summarizes the terms of our capital securities which may be issued pursuant to a prospectus supplement. The particular terms of any capital securities will be set forth in the prospectus supplement which relates to such securities. For further information, please read our organization agreement and bylaws. See "Where You Can Find More Information."

         Authorized Capital Stock

               Our authorized capital stock consists of an unlimited amount of Listed Shares and Future Shares. As of the date hereof:


- approximately 35,242,436 shares of W. P. Carey & Co. LLC Listed Shares are outstanding; and

-        no shares of W. P. Carey & Co. LLC Future Shares are outstanding.

         Listed Shares

Voting

- Each Listed Share is entitled to one vote on all matters submitted to a vote; and

-        there is no cumulative voting.

Dividends

- Subject to Future Share rights, Listed Share holders are entitled to receive any dividends which are declared;

- the board of directors may declare dividends out of legally available funds; and


- no dividends will be paid on the Listed Shares at any time when prohibited by the terms of any Future Shares which may be issued.

Additional Rights

- Subject to any rights pertaining to Future Shares, if issued, Listed Share holders are entitled to receive assets remaining after payment of liabilities on a ratable basis.

-        There are no preemptive rights.

-        There are no conversion rights.

-        There are no subscription rights. - There are no redemption rights.

         Future Shares

               We currently have no Future Shares issued or outstanding. Our organizational documents authorize the Board of Directors (subject to certain restrictions):

- To provide for the issuance of Future Shares in one or more classes or series,

-        To establish the number of Future Shares in each class or series; and

- To fix the preference, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such class or series.

         We believe that the ability of the Board of Directors to issue one or more classes or series of Future Shares will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs which might arise. The additional classes or series of Future Shares, as well as the Listed Shares, will be available for issuance without further action by our Listed Share holders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the our securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could issue a class or series of Future Shares that could, depending on the terms of such class or series, impede a merger, tender offer or other transaction that some or a majority of the Listed Share holders might believe to be in their best interests or in which they might receive a premium for their Listed Shares over the then current market price.

         Anti-Takeover Provisions

         Certain provisions of our organizational documents and our Shareholder Rights Plan could make a change in our control more difficult by means of a tender offer, a proxy contest or otherwise. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and management and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover, if the Board of Directors determines that such takeover is not in our best interests and our shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire us or remove incumbent management, even if some or a majority of our shareholders deemed such an attempt to be in their best interests.

         For more information on these provisions and our Shareholder Rights Plan, see "Where You Can Find More Information."


         Transfer Agent and Registrar

         The principal transfer agent and registrar for the Listed Shares is Mellon Investor Services LLC.

                             DESCRIPTION OF WARRANTS


         The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of Listed Shares or Future Shares. Warrants may be issued independently or together with Listed Shares or Future Shares offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

         Listed Share and Future Share Warrants

         The prospectus supplement relating to any particular issue of Listed Share Warrants or Future Share Warrants will describe the terms of such warrants, including the following:

-        the title of such warrants;

-        the offering price for such warrants, if any;

-        the aggregate number of such warrants;

- the designation and terms of the Listed Shares or Future Shares purchasable upon exercise of such warrants;

- if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

- if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

- the number of shares of Listed Shares or Future Shares purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

- the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

- if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

- the currency or currency units in which the offering price, if any, and the exercise price are payable;

- if applicable, a discussion of material United States federal income tax considerations;

-        the antidilution provisions of such warrants, if any;

-        the redemption or call provisions, if any, applicable to such warrants;
         and

- any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                              PLAN OF DISTRIBUTION

         We may sell the securities from time to time as follows:


        -         through agents;

        -         to dealers or underwriters for resale;

        -         directly to purchasers;

        -         or through a combination of any of these methods of sale.

         In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

         The securities we distribute by any of these methods may be sold to the public, in one or more transactions:

        -         at a fixed price or prices, which may be changed;

        -         at market prices prevailing at the time of sale;

        -         at prices related to prevailing market prices; or

        -         at negotiated prices.

         We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933.


         From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, may then resell those securities to the public.


         We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

         If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

         We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations, and will include any required information about commissions we may pay for soliciting these contracts.

         Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

         In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of various bids or purchases of securities made by the underwriters in the open market prior to the completion of an offering.

         The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

         Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the securities and, together with the imposition of a penalty bid may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.


         The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, W. P. Carey & Co. LLC and its subsidiaries in the ordinary course of business.



                                  LEGAL MATTERS


         Certain legal matters in connection with the offered securities will be passed upon for us by Reed Smith LLP, One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103.

                                   EXPERTS

      The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus.

      All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the securities, are incorporated by reference into and are deemed to be a part of this prospectus from the date of filing of those documents.

      You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with any additional information.

      The following documents, which have been filed by us with the Securities and Exchange Commission are incorporated by reference into this prospectus:

-     our Annual Report on Form 10-K for the year ended December 31, 2000;

- our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

- our description of our Listed Shares, anti-takeover provisions and Shareholder Rights Plan that is contained in our Registration Statement on Form S-4 filed under the Securities Act of 1933 with the Securities and Exchange Commission on October 15, 1997 (333-37901), including any amendment or report filed for the purpose of updating such description.

      We have filed reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

              Judiciary Plaza             Citicorp Center
              Room 1024                   500 West Madison Street
              450 Fifth Street, N.W.      Suite 1400
              Washington, D.C. 20549      Chicago, Illinois 60661

      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that such statement is modified or replaced by a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this prospectus. We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference (other than exhibits to such documents unless such exhibits are themselves specifically incorporated by reference). Requests for such copies should be directed to the following: W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, New York 10020, Attention:
Investor Relations, telephone (212) 492-1100.

      This prospectus is not an offer to sell nor is it seeking an offer to buy our securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is correct as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our securities.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is currently only as of its date.




                              TABLE OF CONTENTS


                                                                             Page
                                                                             ----
Risk Factors ............................................................      2
W. P. Carey & Co. LLC ...................................................      6
Forward-Looking Statements ..............................................      7
Ratio Of Earnings To Combined
  Fixed Charges .........................................................      8
Use of Proceeds .........................................................      8
Description of Capital Securities .......................................      9
Description of Warrants .................................................     10
Plan of Distribution ....................................................     12
Legal Matters ...........................................................     13
Experts .................................................................     14
Where You Can Find More

  Information ...........................................................     14




                                  $100,000,000



                              W. P. CAREY & CO. LLC


                                  Listed Shares
                                  Future Shares
                                    Warrants




                                   [WPC LOGO]

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by W. P. Carey & Co. LLC.

ITEM                                                                AMOUNT
----                                                                ------
SEC Registration Fee.....................................        $ 9,200.00
*Attorney's Fees and Expenses............................         50,000.00
*Accountants' Fees and Expenses..........................         30,000.00
*Miscellaneous...........................................         10,000.00
      TOTAL..............................................        $99,200.00

*   Estimated

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      No directors or officers of W. P. Carey & Co. LLC. (the "Company") shall be liable, responsible or accountable in damages or otherwise to the Company or any of its shareholders for any act or omission performed or omitted by him or her, or for any decision, except in the case of fraudulent or illegal conduct of such person. The fact that an action, omission to act or decision is taken on the advice of counsel for the Company shall be evidence of good faith and lack of fraudulent conduct.

      To the fullest extent permitted by law, all directors and officers of the Company shall be entitled to indemnification from the Company for any loss, damage or claim (including any reasonable attorney's fees incurred by such person in connection therewith) due to any act or omission made by him or her, except in the case of fraudulent or illegal conduct of such person; provided, that any indemnity shall be paid out of the assets of the Company only (or any insurance proceeds available therefor), and no shareholder shall have any personal liability on account thereof.

      The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person acted fraudulently or illegally.

      The indemnification provided by the Company's Operating Agreement is not exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of shareholders or directors, or otherwise, and shall inure to the benefit of the heirs executors and administrators of such a person.

      Any repeal or modification of the indemnification provisions of the Company's operating agreement shall not adversely affect any right or protection of a director or officer of the Company existing at the time of such repeal of modifications. The Company may, if the Board of Directors of the Company deems it appropriate in its sole discretion, obtain insurance for the benefit of the Company's directors and officers, or enter into indemnification agreements with such directors and officers, relating to the liability of such persons.

Item 16.  EXHIBITS

-     1.1:  Proposed form of Underwriting Agreement.**

-     5.1:  Opinion of Reed Smith LLP.

-     12.1: Statement re: computation of ratios of earnings to combined fixed charges and preferred stock dividends.

-     23.1: Consent of PricewaterhouseCoopers LLP.

-     23.2: Consent of Reed Smith LLP (included in Exhibit 5.1).

-     24.1: Powers of Attorney (included on page II-5 of this Registration
            Statement).

** To be filed on Form 8-K and incorporated by reference pursuant to Regulation S-K Rule 601(b)(1).

Item 17.  UNDERTAKINGS

A.    Undertakings Pursuant to Rule 415

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.    Undertaking in Respect of Indemnification

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 29th day of January, 2002.

W. P. CAREY & CO. LLC



By: /s/ Wm. Polk Carey
   ---------------------------
        Wm. Polk Carey
        Chairman of the Board and Chief Executive Officer
        (Principal Executive Officer)

Each of the undersigned directors and officers of W. P. Carey & Co. LLC hereby severally constitutes and appoints John J. Park and Susan C. Hyde, and each of them, as attorneys- in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement filed by W. P. Carey & Co. LLC pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.



/s/ Wm. Polk Carey                                              January 29, 2002
--------------------------------------------------
Wm. Polk Carey
Director and Chairman of the Board



/s/ Francis J. Carey                                            January 29, 2002
--------------------------------------------------
Francis J. Carey
Vice Chairman of the Board,
Chairman of the Executive Committee and Director

/s/ Gordon F. DuGan                                             January 29, 2002
--------------------------------------------------
Gordon F. DuGan
President, Chief Acquisitions Officer and Director



/s/ Donald E. Nickelson                                         January 29, 2002
--------------------------------------------------
Donald E. Nickelson
Director



/s/ Eberhard Faber IV                                           January 29, 2002
--------------------------------------------------
Eberhard Faber IV
Director



/s/ Dr. Lawrence R. Klein                                       January 29, 2002
--------------------------------------------------
Dr. Lawrence R. Klein
Director



/s/ Charles C. Townsend, Jr.                                    January 29, 2002
--------------------------------------------------
Charles C. Townsend, Jr.
Director



/s/ Reginald Winssinger                                         January 29, 2002
--------------------------------------------------
Reginald Winssinger
Director


/s/ John J. Park                                                January 29, 2002
--------------------------------------------------
John J. Park
Executive Vice President,
Chief Financial Officer
(Principal Financial Officer)

/s/ Claude Fernandez                                            January 29, 2002
--------------------------------------------------
Claude Fernandez
Executive Vice President,
Chief Administrative Officer
(Principal Accounting Officer)

EXHIBIT INDEX

-     1.1:  Proposed Form of Underwriting Agreement.**

-     5.1:  Opinion of Reed Smith LLP.

-     12.1: Statement re: computation of ratios of earnings to combined fixed charges and preferred stock dividends.

-     23.1: Consent of PricewaterhouseCoopers LLP.

-     23.2: Consent of Reed Smith LLP (included in Exhibit 5.1).

-     24.1: Powers of Attorney (See page II-5).

** To be filed on Form 8-K and incorporated by reference pursuant to Regulation S-K Rule 601(b)(1).